PROPRIETARY DEVELOPMENT, RIGHT OF FIRST REFUSAL AND ACQUISITION AGREEMENT

         This PROPRIETARY DEVELOPMENT, RIGHT OF FIRST REFUSAL AND ACQUISITION AGREEMENT ("Agreement"), effective June 1, 2003 (the "Effective Date"), is made by and between SinoFresh HealthCare, Inc., a corporation organized and existing under the laws of Delaware and having its principal offices at 516 Paul Morris Drive Englewood, FL 34223 (hereinafter "HealthCare"), and SinoFresh Research Laboratories, LLC, a limited liability company organized and existing under the laws of the State of Delaware and having its principal offices at 516 Paul Morris Drive Englewood, FL 34223 (hereinafter "Research").

         WHEREAS, Research is in the business of discovering and developing new chemical entities designed to cure sinus-related diseases;

         WHEREAS, HealthCare is in the business of developing, manufacturing and marketing proprietary drugs designed to cure sinus-related diseases;

         WHEREAS, HealthCare would like to engage Research to render research and development services to HealthCare in connection with sinus-related diseases and Research is willing to provide such services;

         WHEREAS, HealthCare desires to obtain a right of first refusal to acquire the rights to commercialize products created through Research's research and development;

         WHEREAS, the Parties wish to create an alliance that permits such efficient and effective development and licensing.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, HealthCare and Research hereby agree as follows:

1. Definitions.

         Each of the capitalized terms used in this Agreement (other than the headings of the Sections) shall have the meaning indicated in this Agreement.

         1.1 The term "Agency" as used herein means any governmental regulatory authority responsible for granting health or pricing approvals, registrations, import permits, and other approvals required before a Product (defined below) may be tested or marketed in any country. The term Agency includes the Food and Drug Administration ("FDA").

         1.2 The term "Commercially Reasonable Efforts" as used herein shall mean those efforts consistent with the exercise of prudent scientific and business judgment as applied to other research, development and commercialization efforts for products of similar scientific and commercial potential within the research programs and relevant product lines of such Party.

         1.3 The term "Products" as used herein shall mean any new or useful process, patent rights, data, information, inventions, discoveries, manufacture, compounds, compositions of matter, improvements, claims, formulae, processes, trade secrets, technologies and/or know-how (including confidential data and Confidential Information), to the extent relating to, derived from and useful for the manufacture, use or sale of a compound or a product, including, without limitation, synthesis, preparation, processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications, whether patentable or unpatentable, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement by Research.

         1.4 The term "Party" means HealthCare or Research and, when used in the plural, shall mean HealthCare and Research.

         1.5 The term "Research Management Committee" or "RMC" as used herein shall mean the committee described in Section 2.1 hereof.

         1.6 The term "Research Program" as used herein means any and all research and development activities of Research. The Research Program and the timeline therefor shall be more fully described in a separate document to be delivered by HealthCare no later than December 30, 2003.

         1.7 The term "Third Party" shall mean any party other than HealthCare or Research or an Affiliate of either of them.

2. Development.

         2.1 A Research Management Committee (the "RMC") will be established which will be responsible for the management of the Research Program. The RMC will prepare and review the annual research plans, monitor the progress of Research in performing the Research Program and determine whether the research milestones as set forth therein have been successfully completed. The RMC will be comprised of five (5) members, with one (1) representative appointed by HealthCare and four (4) representatives appointed by Research. The RMC shall be co-chaired jointly by the Project Leaders as defined in Section 2.4 below. Either Party, in its sole discretion, may appoint substitute or replacement members of the RMC to serve as its representatives upon notice to the other Party. The initial members of the RMC shall be appointed by the Parties within thirty (30) days following the Effective Date.

         2.2 The RMC shall meet at least once each quarter or such lesser frequency as the Parties shall determine during the term of the Research Program, at such times and places as agreed to by HealthCare and Research. The

Party hosting each meeting of the RMC promptly shall prepare and deliver to the other Party within fifteen (15) business days after the date of such meeting, minutes of such meeting setting forth all decisions of the RMC relating to the Research Program in form and content reasonably acceptable to the other Party. The RMC and any of its members may meet or attend meetings by telephone or video conference. The RMC will communicate regularly by telephone, facsimile and video conference. Meetings and telephone and video conferences of the RMC may be attended by such other directors, officers, employees, consultants and other agents of HealthCare and Research as the Parties from time to time reasonably agree.

         2.3 All decisions of the RMC shall be made by majority vote of all of the members, with each member of the RMC entitled to one vote.

         2.4. HealthCare and Research each shall appoint a person (a "Project Leader") to coordinate its part of the Research Program. The Project Leaders shall be the primary contacts between the Parties with respect to the Research Program. Each Party shall notify the other within thirty (30) days of the Effective Date of the appointment of its Project Leader and shall promptly notify the other Party upon changing this appointment.

         2.5 By December 30, 2003, HealthCare will provide Research with a written description of the Research Program, such description having sufficient detail so as to enable Research to understand the goals and objectives of the Research Program. At the end of each quarter thereafter, Research will provide HealthCare with written reports of progress made towards achieving the goals of the Research Program and the path Research expects to follow in the next quarter, such reports having sufficient detail so as to enable HealthCare to ascertain Research's progress and Research's direction towards fulfilling the goals and objectives of the Research Program. Research shall have sole discretion to direct and control the Research Program and shall use Commercially Reasonable Efforts to carry out all activities under the Research Program at its own expense, and to complete it within the timelines approved by the RMC, provided that neither the Research Program nor anything in this Agreement shall constitute any warranty or covenant that the Products will be successfully developed at all or over such timeline.

         2.6 Except as otherwise provided herein, Research shall be the sole owner of any and all Products, patent rights, data, information, inventions and discoveries generated as a result of the Research Program. As owner, Research shall have the right, at its option and expense and through attorneys and agents of its choice, to prepare, file and prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences and requests for patent extensions or supplementary protection certificates) in its own name any patent applications with respect to any of the above owned by it and to maintain any patents issued. In connection therewith, HealthCare agrees to cooperate with Research at Research's expense in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. The obligations set forth in this Section 2.6 shall survive the expiration or termination of this Agreement.

         2.7 In the event that HealthCare becomes aware of any actual or threatened infringement of any Patent Right of Research, HealthCare shall promptly notify Research, and Research shall control alone the conduct of any legal action or proceeding, and shall bear the actual costs and expenses of such action.

3. Right of First Refusal and Right to Acquire the Products.

         3.1 Research hereby grants to HealthCare an exclusive right of first refusal (the "First Refusal Right") and a right to acquire (the "Acquisition Right") the Products during the Term and throughout the Territory as provided hereinbelow. Notwithstanding any other provision in this Agreement, by virtue of HealthCare's payment of the Fee (defined in Section 4.1 below) to Research as provided herein, HealthCare, pursuant to this Agreement, obtains the First Refusal Right and the Acquisition Right to any and all Products for no additional consideration/1/:

                  3.1.1 to develop, design, manufacture, distribute, advertise, publicize, market and sell the Products, for sale to retail customers through all channels of wholesale and retail distribution permitted hereunder; and

                  3.1.2 for reproduction on containers, packaging, display and promotional material and in advertising and advertising materials for the Products.

         3.2 The First Refusal Right and the Acquisition Right shall be exercised by HealthCare in accordance with the terms and conditions contained in this Agreement.

         3.3 Term. The term of HealthCare's rights pursuant to this Agreement with respect to the First Refusal Right and the Acquisition Right (the "Term") shall consist of the time period commencing as of the Effective Date hereof and ending on December 30, 2006.

         3.4 Territory. The territory of HealthCare's rights hereunder (the "Territory") consists of the world.

         3.5 The First Refusal Right and the Acquisition Right as to each Product shall be exercisable by HealthCare in accordance with the following procedure:

                  3.5.1 For any and all Products, HealthCare shall be offered the right of first refusal to acquire the Products. If HealthCare desires to exercise its Acquisition Right relative to any or all of the Products, then HealthCare shall notify Research in writing. Research shall concurrently make available to HealthCare at Research's premises all materials then extant regarding such Products, to the extent available.

                  3.5.2 HealthCare shall thereafter have thirty (30) days from the date of such notice to enter into a written agreement for acquisition of any or all of the Products.

--------
1 In the event that HealthCare elects to acquire any or all of the Products, the consideration passing from HealthCare to Research for said Products shall be the payment of the Fee as provided herein.

         3.6 If HealthCare elects not to enter into an agreement with respect to such Products, then Research shall be free to negotiate with and conclude an agreement with any third party with respect to the rights that are incorporated in the First Refusal Right and the Acquisition Right.

4. Fee.

         4.1 On or about the 5th day of each month beginning on the Effective Date, HealthCare shall pay Research the Fee (defined below) in exchange for the First Refusal Right and the Acquisition Right. The "Fee" shall be determined by mutual agreement of the board of directors of HealthCare and the RMC at a meeting the date and time of which shall be determined the board of directors of HealthCare.

                  a. Fee Reevaluation.On an annual basis beginning on the one-year anniversary of the Effective Date and continuing until this Agreement is terminated, the Parties hereto shall hold a meeting, the purpose of which shall be to discuss the Fee and whether it should be increased, decreased or remain unchanged. All negotiations held pursuant to this Section 4.1.a. shall be held in good faith.

         4.2 Within sixty (60) days of the end of the first calendar quarter and thirty (30) days of the end of each calendar quarter thereafter, Research will provide HealthCare with a report that details the research and development costs for that quarter.

         4.3 Research will provide HealthCare, within thirty (30) days of the end of each calendar quarter, a good faith estimate of the research and development costs for the next quarter. Such estimate shall be for accounting purposes and shall not be binding.

         4.4 All payments to be made under this Agreement shall be made in United States dollars in the United States by wire transfer to a bank account designated by the Party to be paid. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of seven percent (7%) per annum; provided, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

         4.5 Research will be responsible for all costs associated with the Research Program.

5. Term, Termination.

         5.1 This Agreement is in force as of the Effective Date and shall end on December 30, 2006.

         5.2 Either Party may terminate this Agreement (so long as such Party shall not have materially breached this Agreement and such breach shall not have been cured) in the event of material breach by the other Party, if the breaching

Party fails to cure the breach within ninety (90) days of receiving notice of the breach from the non-breaching Party. Upon such cure, this Agreement shall be deemed to be not terminated and to be in full force.

         5.3 Either Party shall have the right to terminate this Agreement effective immediately in the event the other Party files a voluntary petition in bankruptcy, is adjudicated as bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within fifteen (15) days an involuntary petition in bankruptcy filed against it.

         5.4 The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The representations and warranties contained in this Agreement as well as those rights and obligations contained in the terms of this Agreement, which by their intent or meaning have validity beyond the term of this Agreement, shall survive the termination or expiration of this Agreement. The provisions of Sections 6 and 7 shall survive the expiration or termination of this Agreement. Any rights and obligations which have accrued prior to termination or expiration of this Agreement in any respect shall survive such termination or expiration.

         5.5 Notwithstanding any other provision of this Agreement, this Agreement shall terminate upon the closing of a Change of Control Transaction (the "Close"). For the purposes of this Agreement, a "Change of Control Transaction" shall mean the occurrence of any of the following events: (i) the approval by shareholders of HealthCare of a merger or consolidation of HealthCare with any other corporation, other than a merger or consolidation which would result in the voting securities of HealthCare outstanding
immediately   prior  thereto   continuing  to  represent  (either  by  remaining
outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of HealthCare or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by the shareholders of HealthCare of a plan of complete liquidation of HealthCare or an agreement for the sale or disposition by HealthCare of all or substantially all of HealthCare's assets; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of HealthCare representing 50% or more of the total voting power represented by HealthCare's then outstanding voting securities; or
(iv) a change in the composition of the Board of directors, as a result of which fewer than a majority of the directors are incumbent birectors. "Incumbent Directors" shall mean directors who either (A) are directors of HealthCare as of the date hereof, or (B) are elected, or nominated for election, to the Board of directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of HealthCare. Provided, however, that notwithstanding any other provision in this Agreement, any and all Products that, prior to the Close, (i) are still in the process of being developed, reduced to practice or demonstrated to have utility, and/or

(ii) have not been transferred pursuant to an executed assignment of rights, shall remain the exclusive property of Research.

6. Confidential Information.

         6.1 As used herein, the term Confidential Information means information which relates to Products or their development, manufacture, testing, Agency Approval, pricing, marketing, sale or support and which is disclosed by one Party hereto to the other, including, but not limited to, technical and business information, samples of compounds, the structure or chemical identity of compounds, the properties and utilities of compounds, manufacturing procedures, manufacturing processes, manufacturing equipment, plant layouts, product volumes, quality control procedures, and quality control standards.

         6.2 Each Party shall retain Confidential Information of the other Party in strict confidence and shall not, directly or indirectly, publish or disclose it to any Third Party, or use Confidential Information for any purpose other than the purposes of this Agreement without the prior written consent of the disclosing Party. Each Party agrees it shall not communicate Confidential Information of the other Party except to its employees, advisors, representatives and contractors who have a need to know it. Each Party shall ensure that any employees, advisors, representatives or contractors who are placed in a position to learn Confidential Information will have been previously made aware of the terms of this Agreement, have employment agreements or other agreements obligating them to keep such information confidential consistent with the terms of this Agreement and each Party shall indemnify the other Party against the misuse of such Confidential Information by its employees, advisors, representatives or contractors.

         6.3 The obligations of confidentiality and nondisclosure shall not apply to Confidential Information which:

                  a. at the time of disclosure is in the public domain;

                  b. after disclosure becomes part of the public domain through no act or omission by the receiving Party;

                  c. as shown by written records or other competent proof was in the possession of the receiving Party prior to disclosure or development under this Agreement;

                  d. is rightly received by the receiving Party, without obligation of secrecy, from a Third Party who was entitled to receive and transfer such;

                  e. as shown by written records or other competent proof is independently developed by employees of the receiving Party who did not have access to Confidential Information; or

                  f. a Party hereto is compelled to disclose by a court or other tribunal of competent jurisdiction. In this case, the compelled Party shall give the disclosing Party prompt notice so that the disclosing Party can seek a protective order, and shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court or other tribunal.

         6.4 Termination of this Agreement or any other agreement between HealthCare and Research shall not affect the secrecy and restrictions on use obligations under this Section which shall survive indefinitely. Upon termination of this Agreement, the receiving Party shall return to the disclosing Party or destroy any Confidential Information in tangible form in its possession, except that the receiving Party shall not destroy Confidential Information required to be retained in order to comply with applicable law, rule or regulation.

         6.5 The receiving Party shall also be entitled to disclose the other Party's Confidential Information (i) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with Securities and Exchange Commission, in accordance with Generally Accepted Accounting Principles, or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction; (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; (iii) as required in furtherance of a Party's obligations under this Agreement; (iv) as may be necessary to Third Parties in connection with business transactions with the Parties, provided, that such Third Parties shall be bound by a confidentiality agreement obligating them to keep such information confidential consistent with the terms of this Agreement; (v) as may be required otherwise provided that a Party give the other Party an outline of the material to be disclosed and such other Party shall consent to such disclosure; and (vi) as may be necessary for the conduct of clinical studies; provided, that the Party required to disclose such information shall use Commercially Reasonable Efforts to obtain confidential treatment of such information by the agency or court or other disclosee to the maximum permitted extent under law, and that, in the case of disclosures under (i) shall provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

         6.6 Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Section.

7. General Terms & Conditions.

         7.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

                  a. Such Party is (i) a corporation or limited liability company ("LLC"), as the case may be, duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the corporate or LLC power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on such Party's ability to perform its obligations under this Agreement.

                  b. Such Party (i) has the corporate or LLC power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate or LLC action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

                  c. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained to the extent possible.

                  d. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any of the terms of its certificate of incorporation or by-laws or LLC agreement and (ii) do not and shall not conflict with, violate or breach or constitute a default or require any consent under any contractual obligation of such Party.

         7.2 Applicable Law/Jurisdiction.

                  This Agreement is acknowledged to have been made in and shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, without giving effect to its conflict of laws provisions; any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the Florida state courts and the Federal courts located in Florida, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of these courts. Each party hereby waives its rights to a jury trial for all disputes hereunder.

         7.3 No Waiver.

                  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

         7.4 Assignment.

                  Except as expressly provided herein, neither Party may assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of the other Party, except (but subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld) to affiliates and parent companies and to any Third Party that assumes ownership or control of all or substantially all of the assigning Party's business; provided that such assignment shall not release the assignor of its obligations and liabilities hereunder.

         7.5 Severability.

                  If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

         7.6 Independent Contractor.

                  Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture between Research and HealthCare, or to constitute one as the agent of the other. Both Parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either Party the power or authority, express or implied, to act for, bind, or commit the other Party.

         7.7 Entire Agreement.

                  The Parties acknowledge that this Agreement sets forth the entire Agreement and understanding, commitment and undertaking (oral or written) of the Parties as to the subject matter hereof. This Agreement may be amended only by a written document signed by authorized representatives of both Parties. No Party shall have the right to offset or reduce any amount payable under this Agreement as a result of any other agreement between the Parties hereto or their affiliates.

         7.8 Notices.

                  Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by facsimile on such date, with paper copy being sent by first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

                  In the case of Research:

                  SinoFresh Research Laboratories, LLC
                  516 Paul Morris Drive
                  Englewood, FL 34223

                  In the case of HealthCare:

                  SinoFresh HealthCare, Inc.
                  516 Paul Morris Drive
                  Englewood, FL 34223

                  with a copy to:

                  David M. Otto, Esq.
                  The Otto Law Group, PLLC
                  900 Fourth Avenue, Suite 3140
                  Seattle, WA 98164

         7.9 Alternative Dispute Resolution Provision.

                  a. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which may relate to either Party's rights and/or obligations hereunder. The Parties agree that they shall use all reasonable efforts to resolve in an amicable manner, any dispute which may arise.

                  b. If the Parties are unable to resolve such dispute within thirty (30) days, either Party may, by notice to the other Party, have such dispute referred to the respective nominees of the parties designated below. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received. The designated nominees are the President for Research and the Chief Executive Officer for HealthCare.

                  c. If the designated nominees are not able to resolve such dispute within such thirty (30) day period, then the Parties shall select a mediator to aid them in resolving such dispute. If both Parties do not agree to pursue mediation or, pursuant to such mediation, the Parties do not resolve their dispute, the Parties shall at such time initiate arbitration with the American Arbitration Association, by three arbitrators, with one arbitrator mutually agreed to by each of Research and HealthCare, and the third arbitrator selected by such arbitrators. The arbitration proceedings shall be held in Florida.

                  d. Notwithstanding the above, the complaining Party reserves the right to seek injunctive relief or other relief, in court of competent jurisdiction, if, at its election, the complaining Party believes that immediate relief is necessary to protect its business interest.


         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

RESEARCH:

SINOFRESH RESEARCH LABORATORIES, LLC



---------------------------------------------
By:
Its:



HEALTHCARE:

SINOFRESH HEALTHCARE, INC.



---------------------------------------------
By:
Its: